EXHIBIT 99.1


PRESS RELEASE
================================================================================


FOR IMMEDIATE RELEASE                             October 14, 1998
                                                  For information contact:
                                                  R. Randy Guemple
                                                  Chief Operating Officer
                                                  (561) 650-2425


                         FIRST PALM BEACH BANCORP, INC.
                      ANNOUNCES ANNUAL & QUARTERLY EARNINGS


     WEST PALM BEACH, FLORIDA, October 14, 1998 . . . First Palm Beach Bancorp, Inc. (the "Company") (NASDAQ:FFPB), the holding company for Florida-based First Bank of Florida (the "Bank"), which on May 28, 1998 announced the execution of a definitive agreement to be merged into Republic Security Financial Corporation, today reported net income of $5.6 million or $1.12 per share (basic) for the year ended September 30, 1998, compared to $9.4 million or $1.91 per share (basic) for the year ended September 30, 1997. The Company also reported net income of $18,000 (no earnings per share) for the quarter ended September 30, 1998 as compared to $2.5 million or $0.50 per share (basic) for the quarter ended September 30, 1997. For the year and the quarter ended September 30, 1998 net income per share was calculated in accordance with the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share," with the previous periods restated.

     Net interest income before loan loss provision for the year ended September 30, 1998 was $41.2 million as compared to $44.1 million for the year ended September 30, 1997. The net interest margin for the year ended September 30, 1998 was 2.40% as compared to 2.91% for the year ended September 30, 1997. The decrease in the net interest margin is a result of the declining interest rate environment which has led to increased refinancing activity without a relative corresponding decrease in the Bank's cost of funds. The net interest income before loan loss provision for the quarter ended September 30, 1998 was $9.5 million as compared to $11.0 million for the quarter ended September 30, 1997.

     Other income for the year ended September 30, 1998 increased $4.0 million to $13.0 million from $9.0 million for the year ended September 30, 1997. This increase is primarily due to gains on the sale of loans of $2.4 million and gains on the sale of securities of $2.9 million during the year ended September 30, 1998, as compared to a $1.5 million gain on the sale of securities in the year ended September 30, 1997. Other income for the quarter ended September 30, 1998 was $1.9 million as compared to $3.0 million for the quarter ended September 30, 1997. Other income for the quarter ended September 30, 1997 included one time gains on the sale of Bank property and stock of $1.0 million.

     For the year ended September 30, 1998, other expenses increased to $40.3 million as compared to $34.4 million for the year ended September 30, 1997. Other expenses increased to $10.9 million for the quarter ended September 30, 1998 from $9.1 million for the quarter ended September 30, 1997. The increases in other expenses for both the year and the quarter are primarily the result of increased expenses related to employee compensation and benefits. Compensation expenses increased by $4.2 million and $1.3 million for the year and quarter ended September 30, 1998, respectively, as compared to the same periods last year. Compensation for both periods increased primarily due to the growth of the Bank's branch network as the number of branches increased by 61% between September 30, 1996 and September 30, 1998 from 33 to 53 full service branch locations. Additionally during the past year the Bank added a commercial loan department and strengthened the credit review department. Compensation and benefits also includes expenses related to the Bank's ESOP. ESOP-related expenses increased during both the year and the quarter ended September 30, 1998 due to an approximately 39% increase in the market value of the Company's stock over the

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
past year. The Company expects to incur no further compensation costs associated with ESOP-related expenses following completion of the repayment of the ESOP-related loan in the quarter ending December 31, 1998.

     Stockholders' equity increased by $15.0 million from $113.0 million at September 30, 1997 to $128.0 million at September 30, 1998. Increases to stockholders' equity during the year include net income of $5.6 million and an increase in the unrealized gain on securities available for sale (net of applicable income taxes) of $7.0 million. Tangible book value per share increased to $24.24 as of September 30, 1998 from $21.87 at September 30, 1997.

     On May 28th the Company announced the execution of a definitive agreement to be merged into Republic Security Financial Corporation (NASDAQ: RSFC) the parent company of Republic Security Bank. Republic Security Financial Corporation, with total assets of $1.1 billion, operates 35 full service banking offices and is headquartered in Palm Beach County, Florida. The merger has received all necessary regulatory approvals and, subject to the receipt of stockholder approval, is expected to close during October 1998.

     First Palm Beach Bancorp, Inc. is the parent of First Bank of Florida, and is the largest locally based savings institution in Palm Beach County, Florida. With assets of approximately $1.8 billion, First Palm Beach Bancorp, Inc. serves the communities of Palm Beach, Martin, Broward, Dade and Lee Counties through the Bank's 53 full-service branches and three loan production offices. The stock of First Palm Beach Bancorp, Inc. is listed on NASDAQ under the symbol FFPB.

     This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Bank's (or, in light of the pending merger, the Bank's successor's) earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.



                                     # # # #

(Financial Information Follows -- Please note that all information is unaudited and could be subject to change.)



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
                                   (UNAUDITED)

                                                                                           9/30/98                   9/30/97
                                                                                    ---------------------      --------------------
                                                                                           (In thousands, except share data)
Selected Financial Data:
      Total assets                                                                  $           1,809,202      $          1,808,423
      Loans receivable, net                                                                     1,089,179                 1,144,100
      Cash and cash equivalents                                                                    41,613                    99,929
      Securities available-for-sale and held-to-maturity                                           83,597                    74,456
      Mortgage-backed and related securities available-for-sale and held-to-maturity              528,614                   421,645
      Real estate owned                                                                             3,425                     1,795
      Repossessed automobiles                                                                         256                       474
      Goodwill                                                                                      2,437                     2,631
      Deposits                                                                                  1,307,599                 1,229,279
      Borrowed funds                                                                              295,825                   394,871
      Senior Debentures, net                                                                       33,998                    33,839
      Stockholders' equity                                                                        128,020                   113,030

      Common shares outstanding                                                                 5,181,509                 5,047,746
      Book value per share                                                          $               24.71      $              22.39
      Book value per share - tangible                                               $               24.24      $              21.87
      Non-performing assets                                                         $               7,683      $             10,355

                                                                             Quarter Ended                        Twelve Months
                                                                             September 30                      Ended September 30
                                                                     -----------------------------     -----------------------------
                                                                         1998             1997             1998             1997
                                                                     ------------     ------------     ------------     ------------
                                                                                              (In thousands)
Selected Operating Data:
      Interest income                                                $     30,259     $     31,993     $    126,017     $    116,930
      Interest expense                                                     20,782           21,010           84,850           72,851
                                                                     ------------     ------------     ------------     ------------
           Net interest income                                              9,477           10,983           41,167           44,079
           Less provision for loan losses                                      48            1,081            4,110            3,281
                                                                     ------------     ------------     ------------     ------------
           Net interest income after provision for loan losses              9,429            9,902           37,057           40,798
                                                                     ------------     ------------     ------------     ------------
      Other income:
      Servicing income and other fees                                       1,177            1,109            4,484            4,106
      Net gain on sale of securities available-for-sale, mortgage-             --              254            5,296            1,896
      backed and related securities available-for-sale and loans
      Miscellaneous                                                           753            1,645            3,234            2,999
                                                                     ------------     ------------     ------------     ------------
           Total other income                                               1,930            3,008           13,014            9,001
                                                                     ------------     ------------     ------------     ------------
      Other expenses:
      Employee compensation and benefits                                    6,258            4,976           22,747           18,511
      Occupancy and equipment                                               2,039            1,933            7,568            6,729
      Federal deposit insurance premiums                                      294              192            1,068              977
      Provision for losses and net losses on sale of real estate owned        296               63              524              329
      Advertising and promotion                                               257              144            1,394            1,005
      Miscellaneous                                                         1,707            1,747            7,011            6,855
                                                                     ------------     ------------     ------------     ------------
           Total other expenses                                            10,851            9,055           40,312           34,406
                                                                     ------------     ------------     ------------     ------------
Income before provision for income taxes                                      508            3,855            9,759           15,393
Provision for income taxes                                                    490            1,400            4,178            6,037
                                                                     ------------     ------------     ------------     ------------
           Net income                                                $         18     $      2,455     $      5,581     $      9,356
                                                                     ============     ============     ============     ============

Earnings per share:
      Basic                                                          $       0.00     $       0.50     $       1.12     $       1.91
      Diluted                                                        $       0.00     $       0.48     $       1.09     $       1.86


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